Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Polk Holding Corp.:
We consent to the incorporation by reference in the registration statement (No. 333-134304) on Form S-8 of Directed Electronics, Inc. of our report dated April 28, 2006, with respect to the consolidated balance sheets of Polk Holding Corp. and subsidiaries as of March 26, 2006 and March 27, 2005, and the related consolidated statements of earnings and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 26, 2006, which report is incorporated in the Form 8-K of Directed Electronics, Inc. dated September 25, 2006.
/s/ KPMG LLP
Baltimore, Maryland
September 25, 2006